DECEMBER 13, 1998

BROKERS OPINION OF VALUE
12 ACRES OF SCOTT TRACT SOUTH PADRES ISLAND, TEXAS

QUALIFYING CONDITIONS: There are several critical factors in determining the value of coastal area property that dramatically affect its marketability; 1.) Submerged land claims of the State of Texas, 2.) The area subject to the jurisdiction of the U.S. ARMY CORPS OF ENGINEERS, 3.) The amount and types of wetlands that will require a 404(b)(1) fill permit, 4.) The ability to design around some of the wetlands, 5.) The owners willingness and ability to hire qualified consultants and to provide mitigation, and 6.) The owners commitment to private property rights under federal and Texas law and their willingness to engage qualified legal assistance if necessary.

SITE SPECIFIC ANALYSIS OF QUALIFYING CONDITIONS: Based on my 15 years of working on the development of "environmentally encumbered" property (see resume) I submit the following opinions and observations regarding the subject tract; 1.) There is no dispute over boundaries with the GLO. The 1982 Bay Harbor district court decision that set the current boundaries and precluded any further claims by the State of Texas against this property has resolved this issue. I have recently learned of a similar "settlement" on a 4,300 acre, also in 1982, neither of which was appealed by the Attorney General. 2.) Approximately one-half of the property (6 acres) is subject to Corps jurisdiction based on being inundated by Spring and Fall high tides. 3.) Approximately one-third is considered wetlands ( 4 acres) subject to 404 guidelines. 4.) At least one-half of the wetlands (2 acres) can be designed into the project based upon the "pilings" exemption and as minimization. 5.) The remaining 2 acres of wetlands will be avoided in order to meet the "avoidance and minimization" requirements. 6.) Recent federal court rulings regarding the "takings" issue and certain Corps "guidelines" that are either unconstitutional or are outside of the laws that Congress passed have put a real damper on the agencies willingness to step beyond their legal bounds. The "Texas Real Private Property Rights Preservation Act" passed in 1997 has finally been acknowledged by the Texas Natural Resources Conservation Commission as being applicable thc their Clean Water Act 401 Certification process. I have recently resurrected a 3.45 acre tract that had previously been denied a permit and will now receive "certification". Your 12 acres has very similar characteristics to the 3.45 acres that I have eluded to. It was actually appraised four years ago, prior to the permitting process at $600,000 or 54.00/square foot for a conventional bank loan. CONCLUSION REGARDING PROPFRTY VALUE: Based upon my experience, consultations with other "pedigreed" environmental consultants, and the improved legal climate I can conclude that a minimum of 8 acres up to 10 acres can be developed. The fact that you also control 1,000 acres of valuable "mitigation" land that la similar to and in the same area as land being purchased by another of my clients for his mitigation is also a contributing factor in my valuation,

OPINION OF VALUE:                     8 ACRES (348,480 sq.ft.)
                                      @ $2.25/sq.ft. = $785,000

                                      10 ACRES (435,600 sq.ft.)
                                      @ $2.00/ sq.ft. = $870,000

VALUE AFTER PERMIT:                   $2,450,000 TO $2,750,000

I hope that this rather detailed OPINION OF VALUE meets your needs.

Best Regards,

  /s/ John Thobe, M.S., M.B.A
John Thobe, M.S., M.B.A.
 Commercial Broker & Consultant

"THIS IS AN OPINION OF VALUE OR COMPARATIVE MARKET ANALYSIS AND SHOULD NOT BE CONSIDERED AN APPRAISAL. In making any decision that relies upon my work, you should know that I have not followed the guidelines for development of an appraisal or analysis contained in the Uniform Standards of Professional Appraisal Practice of the Appraisal
Foundation."